                              Edison International and Edison Mission Energy Announce
                                              Private Debt Financing

         ROSEMEAD, CA, June 11, 2001 - Edison International (NYSE: EIX) and Edison Mission Energy today announced that Mission Energy Holding Company, a wholly-owned subsidiary of Edison International, intends to offer $1.2 billion of its senior secured notes due 2008 to certain qualified investors and overseas purchasers.  Mission
Energy Holding Company will be a new holding company for Edison Mission Energy.  The notes will be secured by the common stock of Edison Mission Energy.  The net proceeds of the offering, less amounts paid into an interest reserve account to secure payment of the first four interest payments on the notes, will be paid as a dividend to
Mission Energy Holding Company's parent company, The Mission Group, which will in turn loan or otherwise distribute the net proceeds to Edison International.  Edison International will use the funds to repay indebtedness maturing in 2001.

         The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the
United States absent registration or an applicable exemption from registration requirements.

         This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with
Rule 135c under the Securities Act of 1933.